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                                                                      Exhibit 15





                                 CODE OF ETHICS
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     It shall be the duty at all times of each director and officer of this
Corporation to place the interests of shareholders first; to conduct all personal securities transactions in a manner consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the individual's position of trust and responsibility; and, in connection with the purchase or sale, directly or indirectly, by such director or officer of a security held or to be acquired by this Corporation, not to:

     (1)  employ any device, scheme, or artifice to defraud the Corporation;

     (2) make to the Corporation any untrue statement of a material fact or omit to state to the Corporation a material fact necessary to make the statements made in light of the circumstances under which they are made, not misleading;

     (3) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Corporation; or

     (4)  engage in any manipulative practice with respect to the Corporation.

     No director nor officer shall take inappropriate advantage of their position.

     FURTHER RESOLVED, that the Chairman or President is hereby authorized to institute procedures reasonably necessary to prevent violations of this Code, including a periodic review of securities transactions by the Corporation in which a director or officer was directly involved.